ASSET PURCHASE AGREEMENT
                         ------------------------

       This Asset Purchase Agreement (this "Agreement") is made and entered into on January 1, 1996, by and between Central Diversey M.R.I., Inc., an Illinois corporation ("Seller"), and C. D. Acquisition, Inc., an Illinois corporation ("Purchaser").

                                WITNESSETH
                                ----------

       WHEREAS, Seller is in the business of operating a magnetic resonance imaging ("MRI") center in Chicago, Illinois (the "Center") and providing MRI services on an outpatient basis; and

       WHEREAS, Seller desires to sell and Purchaser desires to purchase substantially all of Seller's assets used in connection with its business (the "Business"), wherever located, on the terms and conditions set forth herein.

       NOW, THEREFORE, in consideration of the foregoing, the mutual promises and understandings of the parties hereto set forth herein, and other good and valuable consideration, the receipt and sufficiency of such consideration is hereby acknowledged, the parties hereto agree as set forth in this Agreement.

       1.    Purchase and Sale of Assets.
             ----------------------------

       a. At the Closing (hereinafter defined), Seller shall sell, transfer and assign to Purchaser and Purchaser shall purchase from Seller, all of Seller's right, title and interest in and to Seller's assets, whether real, personal or mixed, tangible or intangible, used in connection with Seller's business, wherever located (collectively the "Assets"). The Assets shall include, but shall not be limited to:

          (1) Seller's cash deposit relating to the MRI equipment totalling $80,000 held by DVI Financial Services, Inc.;

          (2) A certificate of deposit securing a letter of credit in the amount of $40,000, plus accrued interest thereon held by Commercial National Bank of Berwyn;

          (3) Seller's prepayments, advances and subscriptions;

          (4) All machinery and equipment furniture, fixtures, leasehold improvements, tools, vehicles, test equipment, computer hardware and software and other equipment owned or used by Seller (collectively, the "Fixed Assets") set forth in Exhibit A attached hereto;

          (5) Seller's leasehold interest in and to that certain store Lease dated November 8, 1995, by and between Dr. Spiro G. Stamelos, M.D. as landlord (the "Landlord"), and Seller, as tenant (the "Center Lease"), which assignment shall be subject to the Landlord's prior written consent, leasehold improvements, inventory, furniture;

          (6) Cash, cash equivalents existing as the Closing Date (hereinafter defined); except the Assets shall not include any rights to payments for services rendered prior to December 31, 1995 whether reflected on Seller's financial statements, or not;

          (7) Such of Seller's books and records as are reasonably required by Purchaser to operate the Center; and

          (8) All manufacturer's warranties to the extent assignable, if any, relating to Seller's equipment or equipment leased by Seller.

        2.    Purchase Price and Assumption of Liabilities.
              ---------------------------------------------

        a.    Purchase Price. In consideration for the purchase of the Assets
              --------------
set forth herein, Purchaser agrees to pay, at Closing, $80,000 in cash and 10,000 unregistered shares of NMR common stock (the "Shares"), which are subject to a two (2) year holding requirement (NASDAQ - National Market Symbol
- NMRR) ("Purchase Price"). The parties hereto expressly acknowledge and warrant that the Shares shall be distributed by Seller to Scott Milligan, a 20% shareholder of Seller, upon consummation of the transaction described herein. Scott Milligan shall have the right to put the Shares back to NMR at $3.50 per share within 90 days period after expiration of the two year holding period if NMR common stock does not trade on NASDAQ-National Market System (or such other market exchange on which the Company's securities are then listed) at or above the foregoing price during such 90 day period.

        b.    Assumed Liabilities. As of Closing, Purchaser agrees to assume
              -------------------
only the following liabilities:
----
          (1) Seller's expenses listed next to the various vendors on Exhibit B not to exceed $90,000;

          (2) Seller's liabilities, obligations and debts under the debt, lease agreements and service contracts set forth on Exhibit C attached hereto;

          (3) Seller's liabilities, obligations and debts under the Center Lease; and

          (4) Other such liabilities of Seller that Purchaser elects to assume in writing (collectively, the "Assumed Liabilities").

     Purchaser shall not be liable for (i) any claims asserting that
                     ---
Seller's assignment and Purchaser's assumption of the Assumed Liabilities was impermissible; or (ii) rights or remedies claimed by third parties under any of the Assumed Liabilities which broaden or vary the rights and remedies such third parties would have had against Seller if the sale and purchase of the Assets were not to occur.

     Purchaser shall reimburse Seller for all expenses incurred in connection with the Purchaser's Business paid by Seller prior to Closing.

     c. Excluded Liabilities. Except as expressly provided to the contrary
        --------------------
in Section 2b, under no circumstance shall Purchaser be obligated to pay or assume, and none of the Assets shall be or become liable for or subject to, any liability of Seller, including, without limitation, the following, whether fixed or contingent, recorded or unrecorded (collectively, the "Excluded Liabilities"):

          (1) indebtedness and other obligations or guarantees of Seller, including, without limitation, current liabilities of Seller and short-term and long-term indebtedness;

          (2) liabilities or obligations, if any, for cost reporting periods ending prior to, and including, Closing, arising under the terms of the Medicare program, including recapture, and the Medicaid program, and under any other third party payor programs which settle up on a basis other than an individual claims basis. Seller shall have the right to appeal or settle any matter, claim, liability with respect to Seller's Cost Reports or any audit thereof. Seller shall have no obligations or responsibility with respect to cost reports for periods after Closing;

          (3) federal, state or local tax liabilities or obligations of Seller in respect of periods prior to Closing or resulting from the consummation of the transactions contemplated herein, including, without limitation, any income tax, any franchise tax, any tax recapture, any sales and/or use tax, any indigent care tax, any state and local recording fees and taxes which may arise upon the consummation of the transactions contemplated herein and any FICA, FUTA, workers' compensation taxes and any and all other taxes or similar amounts due and payable as a result of the exercise by any of Seller's employees (who elect or Purchaser elects prior to or as of Closing not to become employees of Purchaser subsequent to Closing) of such employees' rights to vacation, sick leave and holiday benefits accrued while in the employ of Seller;

          (4) liability for any and all claims by or on behalf of Seller's employees relating to periods prior to Closing, including, without limitation, liability for any pension, profit sharing, deferred compensation, or any other employee health and welfare benefit plans, liability for any EEOC claim, wage and hour claim, unemployment compensation claim or workers' compensation claim, and liability for all employee wages and benefits, including, without limitation, accrued vacation, sick leave, holiday pay, severance pay and related taxes or other liability related thereto in respect of Seller's employees;

                                    -3-


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          (5) liabilities or obligations arising as a result of any breach by
     Seller at any time of any contract or commitment that is not assumed by Purchaser;

          (6) liabilities or obligations arising out of any breach by Seller prior to Closing of any Contract (as hereinafter defined);

          (7) any liability arising out of or in connection with claims for acts or omissions relating to the ownership or operation of the Center or the Assets which occurred prior to Closing;

          (8) contracts and agreements that are not assumed by Purchaser;

          (9) any debt, obligation, expense or liability of Seller arising out of or incurred solely as a result of any transaction of Seller occurring after Closing or for any violation by Seller of any law, regulation or ordinance at any time;

          (10) any obligation, judgment, expense or other liability arising out of or in connection with any matter which is or should be disclosed on Exhibit B;

          (11) any accounts payable attributable to legal and accounting fees and similar costs incurred by Seller that are directly related to the sale of the Assets of Seller; and

          (12) any other current payable of the type which has not been historically accounted for by Seller as an "Account Payable", including any payable related to compensation or fringe benefits for Seller's employees.

     3.    Closing.     The closing of the transaction contemplated by this
           -------
Agreement (the "Closing") shall occur on or before January 17, 1996 (the "Closing Date") at the offices of Katten, Muchin & Zavis, Chicago, Illinois or on such other date and at such other place as the parties may mutually agree. The Closing shall be effective as of the close of business December 31, 1995 (the "Effective Date").

     4.    Seller's Deliveries at Closing. At the Closing, Seller shall
           ------------------------------
deliver to Purchaser the following documents, in form and substance acceptable to Purchaser:

     a.    A Bill of Sale in the form attached hereto as Exhibit D;

     b. Subject to the Landlord's written consent, an Assignment of Center Lease in the form attached hereto as Exhibit E;

     c. An Assignment of Deposit for the cash deposit held by DVI Financial Services, Inc. subject to the consent of DVI Financial Services, Inc., in the form attached hereto as Exhibit F;

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       d.    Non-Competition Agreements in the form attached hereto as
Exhibits G and H;

       e. An Opinion of Counsel from Seller's attorneys in the form attached hereto as Exhibit I;

       f.     An Estoppel Certificate from the landlord for the Center Lease;

       g. An order or other official document issued by a court of competent jurisdiction dismissing Radiology Billing v. Central Diversey MRI Center, Inc. (95-M1-156979); and

       h. Such other documents, instruments and agreements as Purchaser may reasonably request for the purposes of closing the transactions contemplated by this Agreement and transferring the Assets to Purchaser.

       5.    Purchaser's Deliveries at Closing. At the Closing, Purchaser
             ---------------------------------
shall deliver to Seller the following documents, in form and substance acceptable to Seller:

       a.    $80,000 in cash or certified funds.

       b. 10,000 unregistered shares in the name of the Seller of common stock of NMR of America, Inc. (the "Shares").

       c. A Repurchase Agreement relating to the Shares in the form attached hereto as Exhibit J.

       6.    Seller's Representations and Warranties. Seller hereby
             ---------------------------------------
represents, warrants and covenants unto Purchaser as follows:

       a.    Organization and Good Standing. Seller is a corporation duly
             ------------------------------
organized, validly existing, in good standing under the laws of the State of Illinois and has all requisite corporate power and authority to own and use its assets and to carry on its business as it is now being conducted.

       b.    Authorization. The Agreement is duly authorized, executed and
             -------------
delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable in accordance with its terms. Seller is duly authorized to execute all necessary documents pursuant to this Agreement for the sale of the Assets to Purchaser.

       c.    No Violation. The execution, delivery and performance by Seller
             ------------
of this Agreement, and any documents, instruments and agreements which may from time to time hereafter be executed and delivered by Seller to Purchaser hereunder, shall not constitute a breach of any provision of applicable law or contained in any agreement to which Seller is a party.

        d.    Title to Assets. Except as disclosed on Exhibit K, Seller has
              ----------------
good marketable right, title and interest in and to the Assets and is the sole owner of the Assets, free and clear of all claims, liens, security interests, encumbrances and rights of third parties.

        e.    Fixed Assets. Except as set forth on Exhibit L, all of the Fixed
              -------------
Assets are in good condition and repair, ordinary wear and tear excepted. The locations of all of the Fixed Assets are listed on Exhibit M attached hereto.

        f.    Financial Statements. Seller has delivered to Purchaser true and
              ---------------------
accurate and complete copies of the financial statements of Seller the "Financial Statements" listed on Exhibit N attached hereto. All of the Financial Statements fairly present the financial condition of Seller as of the dates thereof and the results of operation and cash flows of Seller for the periods then ended.

        g.    No Adverse Change. Except as set forth on Exhibit O, since
              ------------------
September 30, 1995, (i) there has been no material, adverse change in the Business or in the relationship of Seller with any of their customers or suppliers, (ii) Seller has not entered into any transaction outside the usual normal and ordinary course of its business or suffered any damage, destruction, change or loss involving the Assets or the Business, whether or not insured, and (iii) Seller has not made any distribution to its shareholders, redeemed or repurchased any shareholders interests or paid any indebtedness owing to, or paid any other amount to, any of its shareholders or to any Person or entity affiliated with Seller.

        h.    Permits, Licenses, etc. Seller holds all permits, licenses,
              -----------------------
franchises, certificates, registrations, approvals or authorizations by or of governmental authorities or third parties necessary or desirable for the use of the Assets, the occupancy of the Leased Real Property (as defined below), or operation of the Business as now being conducted or as now contemplated to be conducted by Seller, including, without limitation, all certificates of need and certificates of exemption, all of which are in full force and effect and are identified on Exhibit P attached hereto (the "Permits") and copies of which have been delivered to Purchaser. Seller has not received notice of any cancellation or revocation of any of the Permits or to the effect that any of the Permits may not be renewed.

        i.     Consents. No consent of any third party and no consent,
               ---------
approval, order or authorization of, or registration, declaration or filing with, any governmental authority is or was required for the transactions contemplated herein.

        j.     Compliance with Laws. Seller has complied in all material
               ---------------------
respects with all applicable laws, statutes, ordinances, rules, regulations and orders of governmental authorities and Seller has not received notice asserting any violation thereof or non-compliance therewith.

        k.    Litigation. There is no claim, demand, suit, action,
              -----------
arbitration or other administrative proceeding or investigation pending or threatened against Seller, or to which Seller is otherwise a party, or which may affect Seller, the Business or any of the Assets, before any court or any governmental authority; nor do Seller know of any basis for any such claim, demand, suit, action, proceeding or investigation. Seller is not engaged in any legal action to recover monies due it or for damages sustained by it. Exhibit Q sets forth all citations, violations, inspections or investigations by any governmental authority with respect to Seller or the Business during the three-year period prior to the date hereof, together with a description of the status and/or resolution thereof.

        1.    Environmental Laws. Dr. Stamelos will provide a certificate
              -------------------
stating the following:

                    (i) Seller is in compliance with all applicable
               Environmental Laws (as hereinafter defined), and Seller has not received notice of any violation or alleged violation of any such Environmental Laws. Seller possesses all required permits, licenses, certificates and registrations required under applicable Environmental Laws, and has filed all notices or applications required thereby, which, if not possessed or filed, could result or has resulted in material adverse consequences for Seller or Purchaser.

                    (ii) As used herein, "Environmental Laws" mean all federal, state or local statutes, laws, codes, rules, regulations, ordinances, orders, standards, permits, licenses or requirements (including consent decrees, judicial decisions and administrative orders), presently in force, as amended or reauthorized, pertaining to the protection, preservation, conservation or regulation of the environment, or imposing requirements relating to public or employee health and safety, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Sec. 9601 et
                                                ------
               seq., the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Section 6901 et seq., the Emergency Planning
                 ----
               and Community Right to Know Act ("Right-to-Know Act"), 42 U.S.C.
                                                 -----------------
               Section 11001 et seq., the Clean Air Act ("CAA"), 42 U.S.C.
                                                          ---
               Section 7401 et seq., the Federal Water Pollution Control Act ("Clean Water Act"), 33 U.S.C. Section 1251 et seq., the Toxic
                 --------------
               Substances Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq.,
                                        ----
               the Safe Drinking Water Act, 42 U.S.C. Section 300F et seq., and the Occupational Safety and Health Act ("OSHA"), 29 U.S.C.
                                                        ----
               Section 651 et seq.

       m.     Insurance Policies. Exhibit R attached hereto contains a true and
              -------------------
complete list of all policies of insurance currently owned or maintained by Seller with respect to the Business or the Assets. Said list includes policy numbers, identity of insurers and a description of the type and amount of coverage under each such policy. All such policies are in full force and effect, and Seller has not received notice of cancellation or intent to cancel with respect thereto or is aware of any basis for such action.

       n.    Taxes. Seller has filed all federal, state, municipal, local and
             ------
foreign tax returns which it is required to have filed as the Closing, and such returns are complete and correct. Seller has paid or made adequate provision for the payment of all taxes, interest, penalties, assessments or deficiencies which have or may become due pursuant to said returns, or pursuant to any assessment received with respect thereto, or which is otherwise due and payable by Seller. Seller has delivered to Purchaser true, current and complete copies of all said tax returns for the three (3) most recent years. There is pending no audit or examination of any such tax return of Seller by an governmental authority, nor has Seller received notice of any such audit or examination. There are no unexpired waivers by either of Seller of any statute of limitations with respect to any taxes, and there are no pending or threatened actions, proceedings or investigations by any governmental authority with respect to taxes.

        o.    Employee Salaries. Attached hereto as Exhibit S is a true and
              ------------------
complete list setting forth the names, dates of hire, classification by duty and current compensation of all employees of Seller. Except as set forth on
Exhibit S, since December     ,1995, there has been no payment of any bonus or
                         -----
extraordinary compensation, and there has been no increase in the compensation or rate of compensation payable, to any employee of Seller nor any material change in any Employee Benefit Plan, nor has any such bonus or extraordinary compensation, general increase or material change in Employee Benefit Plan been promised to any employee orally or in writing.

         p.    Condition of Inventory. Except as disclosed on Exhibit T, the
               -----------------------
inventories of supplies of Seller (collectively, the "Inventory") are (i) of good and standard quality, (ii) fit for the purpose for which they were made and salable or usable (as the case may be) in the ordinary course of business,
(iii) contain no obsolete or surplus items, and (iv) are at or above the levels required by any Federal or State agency regulating Seller.

         q.    Real Property. There is no real property owned by Seller and
               --------------
used in connection with the Business. A description of all real property leased by Seller and used in connection with the Business and used in connection with the Business and of the buildings and improvements located thereon is set forth on Exhibit U (the "Leased Real Property" ). Seller enjoys peaceful and undisturbed possession under all such leases, all of such leases are valid and in full force and effect, Seller, nor, to Seller's knowledge, any other party is in default under any of such leases and no event has occurred which with the giving of notice or the passage of time or both would constitute a default by Seller or, to Seller's knowledge, any other party under any of such leases. With respect to the Leased Real Property, Dr. Stamelos will provide a certificate stating the following:

                    (i) no portion thereof is subject to any pending
               condemnation proceeding or other proceeding by any public or quasi-authority and, to the knowledge of Seller, there is no threatened condemnation or proceeding with respect thereto;

                    (ii) to the knowledge of Seller, the buildings, plants,
               improvements, structures and fixtures owned, leased or used by Seller at or upon the Leased Real Property, including, but not limited to, heating, ventilation and air conditioning systems, plumbing, electrical, water and sewage system, roof, foundation and floors have to date been reasonably maintained and are in good operating condition for their intended use subject to the provision of usual and customary maintenance and repair performed in the ordinary course with respect to similar properties of like age and construction;

                    (iii) no notice of any increase in the assessed valuation of the Leased Real Property or of any contemplated special assessment has been received by Seller and, to the knowledge of Seller, there is no threatened special assessment and none of the Leased Real Property is located in a special service district or in an area for which federal flood risk insurance is necessary nor is the land on or in any flood zone, flood way or mud slide hazard;

                    (iv) the land does not serve any adjoining property for any purpose inconsistent with the use of the land;

                    (v) all facilities located on any parcel of the Leased Real
               Property are supplied with all utilities and other services necessary for the operation of such facilities as presently operated, all of which services are adequate to conduct that portion of Business as presently conducted at each of such facilities;

                    (vi) there are no leases, subleases, licenses, concessions, easements or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcels of the Leased Real Property;

                    (vii) there are no parties other than Seller in possession of the parcels of the Leased Real Property; and

                    (viii) all parcels of the Leased Real Property are currently occupied by Seller and regularly used for their intended use in connection with the active conduct of the Business.

        r.    Books and Records. The books and records of Seller accurately
              ------------------
reflect all material transactions of Seller and have been properly kept and maintained in the ordinary course of the Business.

        s.    No Brokers. Seller has not retained any broker or finder, made
              -----------
any statement or representation to any Person or entity which would entitle such Person or entity to, or agreed to pay, any broker's, finder's or similar fees or commissions in connection with the transactions contemplated by this Agreement.

        t.    Conditions Of Participation. All claims for reimbursement for
              ----------------------------
services rendered by Seller has been submitted to third parties in compliance with applicable Laws and regulations. Seller, for all programs for which they participate, have met and do meet, without material exception, the requirements for participation in all Medicare and Medicaid programs in the

States in which the Business is conducted and are certified for participation in such programs. To the best of Seller's knowledge, there is not any pending or threatened proceeding or investigation under such programs involving Seller. Seller has no knowledge of any condition relating to Seller which constitutes a material deficiency under any State Medicaid program or the Medicare program or any other State or Federal law relating to the licensing or operation of Seller. Seller are in material compliance, without obtaining waivers, variances or extensions, with the standard requirements, conditions and regulations for participating in any state Medicaid program and the federal Medicare program, and state licensure laws for diagnostic imaging centers.
All deficiency reports, inspection reports and citations issued for the past three years each of which has been previously furnished to Purchaser or will be furnished to Purchaser prior to Closing.

        u.    No Illegal Payments. Seller has not, directly or indirectly,
              --------------------
paid or delivered, accepted, or agreed to pay or deliver any remuneration, fee, commission or sum of money or item of property, however characterized, to any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, entity or government (whether Federal, state, county, city or otherwise, including, without limitation, any instrumentality, division, agency or department thereof) ("Person"), government official or other party which is in any manner related to the Business of Seller and which Seller and/or Seller knows or has reason to believe to have been illegal under any federal, state or local law, which payment or delivery may impose liability on Purchaser or Seller or form the basis for the exclusion of Seller as providers under Medicare and Medicaid programs.

        v.    No Referrals by Interested Parties. From and after January 1,
              -----------------------------------
1995 and through the Closing Date that there have been no referrals of Medicare or Medicaid patients to Seller by physicians owning shareholder interests in Seller or having any financial relationship with Seller.

        w.    Completeness of Warranties. The representations and warranties
              ---------------------------
of Seller made in or pursuant to this Agreement do not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. There is no fact or circumstance known to Seller that has not been disclosed to Purchaser herein that materially and adversely affects or could so affect the Assets or the Business.

        7.    Purchaser's Representation and Warranties.  Purchaser hereby
              ------------------------------------------
represents, warrants and covenants unto Seller as follows:

        a.    Organization and Good Standing. Purchaser is an Illinois
              -------------------------------
corporation, duly organized, validly existing and in good standing under the laws of the State of Illinois.

        b.    Authorization. This Agreement is duly authorized, executed
              --------------
and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms.

       c.    No Violation. The execution, delivery and performance by
             -------------
Purchaser of this Agreement, and any documents, instruments and agreements which may from time to time hereafter be executed and delivered by Purchaser to Seller, shall not constitute a breach of any provision of applicable law or contained in any agreement to which Purchaser is a party.

       d.    No Brokers. Purchaser has not retained any broker or finder,
             -----------
made any statement or representation to any Person or entity which would entitle such Person or entity to, or agreed to pay, any broker's, finder's or similar fees or commissions in connection with the transactions contemplated by this Agreement.

       8.    Covenants of Seller. Between the date hereof and the Closing,
             --------------------
Seller will:

       a. Continue to perform all repairs, replacements and maintenance necessary to maintain the tangible Assets in as good condition as exists on the date hereof, ordinary wear and tear excepted.

       b. Pay, discharge or provide for the payment of all wages, salaries, bonuses, accrued vacation, holiday and sick pay, contributions to employee benefit plans and other benefits, commissions and amounts, if any, due and owing to all employees of the Seller through the Effective Date, including worker's compensation claims.

       c. Continue to carry on the Business in a businesslike and diligent manner consistent with prior practice and in the ordinary course, and will use their best efforts to preserve each Seller's business organization and its relationships with its customers, suppliers and others having business relationships with it and to keep available the services of its present employees.

       d. Afford to Purchaser and Purchaser's authorized agents or representatives full access during normal business hours to the Leased Real Property and to all of the Assets, and will furnish to Buyer or its agents or representatives such documents and other information concerning the Business as Buyer may reasonably request. No investigation or inquiry made by Buyer pursuant to this Agreement shall in any way affect or lessen the representations and warranties of Seller, herein, their survival after the Closing Date or the indemnity contained in Section 12 hereof.

       e. Use its best efforts to obtain all necessary consents and to cause all of the conditions to the Closing to be fulfilled.

       f. Avoid taking any action that would make any of the representations and warranties of Seller contained herein untrue or misleading when made or as of the Closing Date.

       9.    Covenants Of Purchaser. Subsequent to the consummation of the
             -----------------------
transaction described herein, Purchaser agrees to provide Sellers with on-site access to the Center's hard copy historical billing records during normal business hours for the purpose of verification of information relating to the collection of accounts receivable and accrued billings as of the closing

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date. Purchaser agrees to provide Seller, at no cost, with the use of certain patient billing and accounts receivable hardware consisting of a laptop computer and the related billing software upon completion of Purchaser's use of such equipment. Seller acknowledges, however, that all administrative or other costs associated with the collection of such accounts receivable and accrued billings shall be borne by Sellers.

        10. Conditions to Obligations of Purchaser. The obligation of
            ---------------------------------------
Purchaser to close the transactions contemplated by this Agreement is subject to the satisfaction by Seller at or before the Closing of each of the following conditions:

        a.    Representations and Warranties. All representations and
              -------------------------------
warranties of Seller made in or pursuant to this Agreement shall be true and correct at and as of the Closing Date, as if made at and as of the Closing Date.

        b.    Performance. Seller shall have performed and complied with all
              ------------
covenants and conditions required under this Agreement to be performed or complied with by them at or prior to the Closing.

        c.    Condition of Assets. The tangible Assets on the Closing Date
              --------------------
shall be in the same condition as of December 31, 1995, reasonable wear and tear excepted, and no material portion of the Assets shall have been damaged, destroyed or rendered unusable, whether or not such occurrence shall have been covered by insurance.

        d.    Delivery of Closing Documents. Seller shall have delivered all
              ------------------------------
documents required to be delivered by them at the Closing pursuant to Section 4 hereof.

        e.    Absence of Proceedings. No claim, suit, action or other
              -----------------------
proceeding shall be pending or threatened before any court or governmental authority seeking to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby and no investigation or inquiry shall have been made or commenced by any governmental authority in connection with this Agreement or such transactions.

        f.    Approval of Purchaser's Counsel. All actions, instruments and
              --------------------------------
documents reasonably required to carry out this Agreement or incidental hereto, and all other related legal matters, shall have been approved as to form and substance by Katten Muchin & Zavis, counsel for Purchaser, and said counsel shall have received all documents, certificates and other papers reasonably requested by it in connection therewith.

        g.    No Adverse Change. There shall not have been any material
              ------------------
adverse change, or any discovery of a condition or any occurrence of any event which, in the reasonable determination of Purchaser, has resulted or is likely to result in a material adverse change in the Business or the Assets.

       h.   Consents. Seller shall have obtained and delivered to Purchaser
            ---------
all necessary Consents.

       i.     Seller's Opinion of Counsel. Purchaser shall have received an
              ----------------------------
opinion of Maynard J. Jaffe, P.C., counsel for Seller, addressed to Purchaser and dated as of the Closing Date, in form and substance approved by Purchaser's counsel.

       j.    UCC Lien Searches. Seller shall have conducted and obtained UCC,
             ------------------
tax lien and judgment searches dated no more than 10 days prior to the Closing Date showing that there are no financing statements, judgments, taxes or other Liens outstanding against such Business or any of the Assets, other than with respect to the Assumed Liabilities.

       11. Conditions to Obligations of Seller. The obligation of Seller to
           ------------------------------------
close the transactions contemplated by this Agreement is subject to the satisfaction by Purchaser at or before the Closing of each of the following conditions:

       a.    Representations and Warranties. All representations and
             -------------------------------
warranties of Purchaser made in or pursuant to this Agreement shall be true and correct at and as of the Closing Date, as if made at and as of the Closing Date.

       b.    Performance. Purchaser shall have performed and complied with
             ------------
all covenants and conditions required of Purchaser under this Agreement to be performed or complied with by it at or prior to the Closing.

       c.    Consents. The Required Consents shall have been duly obtained.
             ---------

       d.    Delivery of Closing Documents. Purchaser shall have delivered
             ------------------------------
all documents required to be delivered by it at the Closing pursuant to
Section 5 hereof.

       e.    Absence of Proceedings. No claim, suit, action or other
             -----------------------
proceeding shall be pending or threatened before any court or governmental agency seeking to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby and no investigation or inquiry shall have been made or commenced by any governmental agency in connection with this Agreement or such transactions.

       f.    Approval by Seller's Counsel. All actions, proceedings,
             -----------------------------
instruments, and documents reasonably required to carry out this Agreement or incidental hereto, and all other related legal matters, shall have been approved as to form and substance by Maynard Jaffe, counsel for Seller, and said counsel shall have received all documents, certificates and other papers reasonably requested by it in connection therewith.

       12.   Right of First Refusal. In conjunction with the acquisition of the
             -----------------------
Center, Dr. Stamelos covenants and agrees that he will provide NMR of America, Inc. ("NMR") with written notice of his desire to participate in any venture ("Venture") utilizing diagnostic radiology at the building in which Center is located. Such notice to NMR shall reasonably set forth the nature and proposed terms and conditions of the Venture. Such proposed terms and conditions shall, at a minimum, provide for Dr. Stamelos to render or coordinate professional services to such Venture and allow for NMR to coordinate technical services and own equity in the Venture which is, at a minimum, commensurate with NMR's level of assumption of any equipment-related financing. After receipt of such notice to NMR, NMR agrees to perform such investigation within thirty (30) days of receipt of the foregoing written notice. Subsequent to the completion of such investigation, and any such negotiations between NMR and Dr. Stamelos, NMR shall provide Dr. Stamelos with written notice of NMR's intent to participate or not participate in such Venture. Dr. Stamelos will not participate in any Venture without complying with the terms of this section. If, after such compliance, NMR determines not to participate in the Venture in question, Stamelos may participate in such Venture and such participation shall not be deemed a violation of the terms of the Non-Competition Agreement.

        13. Indemnifications and Compromise of Assumed Liabilities.
            -------------------------------------------------------
        a. Purchaser shall indemnify, defend and hold Seller harmless from and against any and all costs, damages, awards, causes of action, losses and fees incurred in connection with operations of Purchaser's Business that arise after Closing, including but not limited to, attorney's fees, arising out of or in connection with any property damage, bodily injury, death or any other liability or damage arising subsequent to Closing and incurred as a result of the use and possession by Purchaser of any of the Assets. Purchaser shall additionally indemnify, defend and hold Seller harmless from and against the liabilities described in Exhibit B.

        b. Seller shall indemnify, defend and hold Purchaser harmless from and against all costs, damages, awards, causes of action, losses and fees incurred in connection with operations of Purchaser's Business, including, but not limited to, attorney's fees, arising out or in connection with any property damage, bodily injury, death or any other liability or damage arising prior to Closing and incurred as a result of the use and possession by Seller of any of the Assets, but excluding the liabilities described in Exhibit B.

        c. On or before the ninetieth (90) day following the Closing Date, Purchaser shall provide Seller with a written reconciliation of the payment status of the Assumed Liabilities. Upon Seller's request, Purchaser shall provide Seller with verification of the status of the Assumed Liabilities.
When all of the Assumed Liabilities have been satisfied by Purchaser, Purchaser shall provide Seller with a notice stating that all the Assumed Liabilities have been satisfied and shall provide Seller with verification thereof.

        14. Indemnification Fund. In order to provide funds which may be used
            ---------------------
to satisfy, in part, Seller's obligation to indemnify Purchaser hereunder, Seller agrees that out of the Purchase Price, Two Thousand Five Hundred and 00/100 Dollars ($2,500.00) shall be placed in escrow pursuant to the terms of an escrow agreement in a form mutually agreed upon by the parties. This deposit shall remain in escrow for a period of ninety (90) days after Closing. This fund shall not be deemed to be the exclusive source of indemnification hereunder.

        15. Miscellaneous.
            --------------

        a.    Notice. Any an all notices, demands, requests, consents,
              -------
designations, waivers and other communications required or desired hereunder shall be in writing and shall be deemed effective upon personal delivery, upon receipted delivery by Federal Express or another overnight carrier, three (3) days after mailing if mailed by certified mail, return receipt requested, or upon delivery if sent by facsimile transmission, to Seller or Purchaser at the following address or such other address as Seller or Purchaser may specify:

         If to Seller, then to:

                  Mr. Scott Milligan
                  401 West Fullerton Parkway
                  Number 1501E
                  Chicago, IL 60614

         With a copy to:

                  Dr. Spiro G. Stamelos, M.D.
                  4501 North Lincoln Avenue
                  Chicago, IL 60625


                              and

                  Maynard J. Jaffe, P.C.
                  1301 West 22nd Street
                  Suite 401
                  Oak Brook, IL 60521

          If to Purchaser, then to:

                  C.D. Acquisition, Inc.
                  c/o NMR of America, Inc.
                  430 Mountain Avenue
                  Murray Hill, New Jersey 07974-2732
                  Attention: John P. O'Malley III

       With a copy to:

             Thomas J. McFadden, Esquire
             Katten Muchin & Zavis
             525 West Monroe Street
             Suite 1600
             Chicago, Illinois 60661-3693

       b.    Governing Law. This Agreement shall be interpreted, construed
             --------------
and governed by and under the laws of State of Illinois.

       c.    Enforceability. Whenever possible, each provision of this
             ---------------
Agreement shall be interpreted in such manner as to be valid and enforceable under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be severed herefrom and such invalidity or enforceability shall not affect any other provision of this Agreement, the balance of which shall remain in and have its intended full force and effect. Provided, however, if such provision may be modified so as to be valid and enforceable as a matter law, such provision shall be modified so as to valid and enforceable to the maximum extent permitted by law.

       d.    Headings and Captions. The paragraph headings and captions
             ----------------------
contained in this Agreement are solely for the purpose of reference, are not part of the Agreement between Seller and Purchaser with regard to the subject matter hereof and shall not in any affect the meaning or interpretation of this Agreement or any paragraph.

       e.    Binding Agreement. This Agreement shall be binding on an inure
             ------------------
to the benefit of Seller's and Purchaser's respective successors and assigns.

       f.    Survival. The representations and warranties of the parties
             ---------
herein shall survive the Closing.

       g.    Expenses. Each party hereto shall bear its own expenses,
             ---------
including the fees of any attorneys, accountants or others engaged by such party, in connection with this Agreement and the transactions contemplated hereby.

       h.    Counterparts. This Agreement may be executed in two or more
             -------------
counterparts, each of which shall be deemed an original without production of the others.

       i.    Schedules and Exhibits; Recitals. All schedules and exhibits
             ---------------------------------
attached to this Agreement and referred to herein, and the recitals in this Agreement, are hereby incorporated into and made an integral part of this Agreement.

       j.    Invalidity; Severability. In the event any provision or portion
             -------------------------
of any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction as applied to any fact or circumstance, the remaining provisions and portions of this Agreement and the same provision as applied to any other fact or circumstance shall not be affected or impaired thereby, and shall remain valid and enforceable.

       k.    No Third Party Beneficiaries. Any agreement to pay or perform
             -----------------------------
an obligation contained in this Agreement, express or implied, shall be only for the benefit of the parties hereto entitled to such payment or performance hereunder and their respective successors and permitted assigns, and such agreement shall not inure to the benefit of any other party, it being the intention of the parties hereto that no one will be deemed a third party beneficiary of this Agreement.

       1.    Waiver. No failure of any party to exercise any right or remedy
             -------
given such party under this Agreement or otherwise available to such party or to insist upon strict compliance by any other party with its obligations hereunder, and no custom or practice of the parties in variance with the terms hereof, shall constitute a waiver of any party's right to demand exact compliance with the terms hereof, unless such waiver is set forth in writing and executed by such party.

       m.    Entire Agreement; Amendments. Except for any other agreements
             -----------------------------
entered into on the date hereof among the parties hereto, this Agreement contains the entire agreement and understanding between the parties hereto relating to the subject matter hereof, and supersedes all previous written or oral negotiations, commitments and writings with respect to the subject matter hereof. This Agreement may be amended only by a written instrument signed by each party hereto.

       n.    Construction. As used herein, where appropriate, each gender noun
             -------------
or pronoun shall be deemed to include all other genders, the singular shall be deemed to include the plural, and vice versa, and the use of specific language shall not limit or restrict provisions using general language. This Agreement has been prepared in collaboration with counsel for all parties and shall not be strictly construed against any party.

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first set forth above.

                                          CENTRAL DIVERSEY M.R.I., INC.
                                          an Illinois corporation.


                                          By: /s/ Scott Milligan
                                             ----------------------------------
                                             Scott Milligan, President



                                          C. D. ACQUISITION, INC., an Illinois
                                          corporation.



                                          By:
                                             ----------------------------------
                                            Its:
                                               --------------------------------